Freeport-McMoRan Copper & Gold Inc. Completes Sale of

$575,000,000 of 7% Convertible Senior Notes Due 2011

NEW ORLEANS, LA, February 11 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today it has completed its private placement of $575 million of 7% convertible senior notes due 2011.  This amount represents a 15 percent increase from the previously announced $500 million as a result of the initial purchaser’s exercise of the overallotment option.

James R. Moffett, Chairman and CEO, of FCX said, “The success of this $575 million offering and our recently completed $500 million senior note transaction demonstrate the confidence of the financial markets in the strength and reliability of our world class Grasberg mine in Indonesia with its long-lived, low-cost copper and gold reserves.  The recent offerings strengthen our financial position and our financial flexibility.  The authorization by our Board of Directors of the initiation of a cash dividend on our common stock reflects this improved position and the strong cash flow generating capacity of our business.”

As previously announced, each $1,000 face value convertible note has an annual interest rate of 7 percent and is convertible into 32.39 shares of FCX common stock equivalent to a conversion price of $30.87 per share, representing a 70 percent premium over the closing price of FCX’s common shares on the NYSE on February 5, 2003.  The sale of the notes generated net proceeds of approximately $559 million, which will be used to repay all outstanding bank debt, for working capital requirements and general corporate purposes.  FCX plans to terminate its existing bank credit facilities and replace these facilities with a new bank credit facility with less restrictive covenants.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding termination of the bank credit facilities, the establishment of a new bank credit facility and the initiation of a common stock cash dividend.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

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